- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          PHONETEL TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          PHONETEL TECHNOLOGIES, INC.
                            650 Statler Office Tower
                               1127 Euclid Avenue
                             Cleveland, Ohio 44115
                                 (216) 241-2555

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 27, 1996

                            ------------------------

To the Shareholders of PhoneTel Technologies, Inc.:

     The Annual Meeting of Shareholders of PhoneTel Technologies, Inc., (the "Company") an Ohio corporation, will be held at the law offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, 43rd Floor, New York, New York 10022 on Thursday, June 27, 1996 at 9:00 A.M., Eastern Standard Time, for the following purposes:

     1. To elect a Board of Directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified; and

     2. To approve an amendment to the Articles of Incorporation of the Company to increase the number of shares that the Company shall have authority to issue from 25 million to 60 million; and

     3. To approve an amendment to the Code of Regulations of the Company increasing the maximum size of the Board of Directors to nine; and

     4. To approve the grant of conversion rights to the Company's 10% Non-Voting Preferred Stock so that each share of 10% Non-Voting Preferred Stock shall be convertible into shares of the Company's Common Stock; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on May 24, 1996 will be entitled to vote at the Annual Meeting and at any adjournment thereof.

     All shareholders are cordially invited to attend the Annual Meeting. The Company urges you to assure your representation at the Annual Meeting by signing and returning the enclosed proxy in the postage prepaid envelope provided. The giving of this proxy does not affect your right to vote in person if you attend the Annual Meeting.

                                          By Order of the Board of Directors

                                          TAMMY L. MARTIN
                                          Secretary

Cleveland, Ohio
May 29, 1996

                          PHONETEL TECHNOLOGIES, INC.
                            650 Statler Office Tower
                               1127 Euclid Avenue
                             Cleveland, Ohio 44115

                            ------------------------
                                 PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 27, 1996

MATTERS TO BE CONSIDERED AT THE MEETING

     This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of PhoneTel Technologies, Inc., (the "Company") for use at the Annual Meeting of Shareholders to be held on June 27, 1996 or at any adjournment thereof (the "Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Company's Annual Report for the year ended December 31, 1995 is being mailed together with this Proxy Statement to shareholders of record at the close of business on May 24, 1996. The Company will pay the cost of soliciting proxies.

     The only business which the Board of Directors intends to present or knows that others will present at the Meeting is as set forth in the attached Notice of Annual Meeting of Shareholders. If any other matters are properly presented at the Meeting for action to be taken thereon, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

VOTING, PROXIES AND REVOCABILITY

     Shareholders of record at the close of business on May 24, 1996 are entitled to one vote on each matter for each share then held of the Company's Common Stock, $.01 par value ("Common Stock"). As of the close of business on May 24, 1996 the Company had 4,364,016 shares of Common Stock outstanding.

     A majority of the shares of Common Stock must be represented at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

     Executed proxies which are returned will be voted as specified therein. If no specification is made, the proxies will be voted FOR the election as directors of the nominees listed below, FOR the approval of the proposed amendments to the Company's Articles of Incorporation and Code of Regulations and FOR the approval of the grant of conversion rights to the holders of the Company's 10% Non-Voting Preferred Stock.

     A shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing, with the Secretary of the Company at the above address, either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy will be revoked automatically if the shareholder who executed it is present at the Meeting and votes in person.

     The Meeting may be adjourned and additional proxies solicited if, at the time of the Meeting, the votes necessary to approve any of the proposed actions have not been obtained. Any adjournment of the Meeting will require the affirmative vote of a majority of the Common Stock represented at the Meeting, in person or by proxy, even if less than a quorum.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Code of Regulations provides for a Board of Directors consisting of no less than four (4) nor more than seven (7) directors. The Code of Regulations provides that the Board may fix or change the number of directors within said numbers specified. The Board has fixed the number of Directors at seven (7). The maximum number of the Board of Directors is proposed to be fixed at nine (9). See Proposal 3 -- "Amendment to the Code of Regulations", below. Directors are elected for a term of one (1) year, or until their successors are elected and qualified. The Board of Directors of the Company has designated Joseph Abrams, Peter Graf, George Henry, Stuart Hollander, Aron Katzman, Nickey Maxey and Steven Richman as nominees for election as directors of the Company, to serve until the 1997 Annual Meeting of Shareholders or until their successors are elected and qualified. Messrs. Abrams, Graf, Hollander, Katzman and Richman were elected Directors by the Board of Directors subsequent to the 1995 Annual Meeting of Shareholders, to fill vacancies in the Board, in accordance with the Code of Regulations of the Company. Mr. Henry was reelected Director by the Shareholders at the 1995 Annual Meeting.

     Pursuant to certain voting agreements, (see "Security Ownership of Certain Beneficial Owners and Management -- Voting Agreements", below), certain shareholders of the Company have agreed to vote for certain Proposals, one of which is to elect (or, if already appointed by the Board of Directors of the Company, to ratify the appointment of) four directors designated jointly by Stuart Hollander and Aron Katzman. Messrs. Hollander and Katzman have informed the Company that the four nominees which they have jointly designated for the purposes of such voting agreements are: Stuart Hollander, Aron Katzman, Peter Graf and George Henry. These four persons are all directors of the Company who have been nominated for reelection as directors by the Board. Accordingly, there is no need for a separate proposal for the nomination for election as directors of these four persons.

     Shareholders are entitled to one vote for each share of Common Stock held in their name of record as of the close of business on May 24, 1996. The seven
(7) candidates receiving the most votes shall be elected directors. Proxies solicited hereunder granting authority to vote on the election of directors will be voted for the reelection by shareholders of George Henry and for the election by shareholders of Joseph Abrams, Peter Graf, Stuart Hollander, Aron Katzman, Nickey Maxey and Steven Richman. In the event that cumulative voting is in effect, the shares represented by such proxies will be voted for whichever persons nominated at the meeting the persons authorized in the enclosed form of proxy and acting thereunder shall select, and said persons shall have the authority to cumulate such voting power as they possess and distribute their votes among the nominees so as to assure the election of one or more of such nominees, if possible.

     In the event that any of the nominees becomes unavailable for any reason prior to the meeting, the persons authorized in the enclosed form of proxy and acting thereunder may either vote such shares for a substitute nominee or for a reduced number of nominees, as they may deem advisable. The Company, however, has no reason to believe that any of the nominees will not be available.

     Under the General Corporation Law of Ohio, if notice in writing is given by any shareholder to the President, a Vice President or Secretary of the Company, not less than forty-eight hours before the time fixed for holding the meeting, that the shareholder desires that the voting for election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary of the meeting or by or on behalf of the shareholder giving such notice, each shareholder will have cumulative voting rights. If cumulative voting rights are invoked, then each shareholder shall be entitled to as many votes as shall equal the number of shares of Common Stock he or she owns multiplied by the number of Directors to be elected, and the shareholder may cast all of such votes for a single nominee or any two or more nominees, as the shareholder may desire.

BIOGRAPHICAL INFORMATION CONCERNING NOMINEES

         NAME, AGE AND
      TENURE AS DIRECTOR                 PRINCIPAL OCCUPATION DURING LAST FIVE YEARS
- -------------------------------  ------------------------------------------------------------
JOSEPH ABRAMS                    Served as a Director of the Company since September 1995.
    Age 60                       Mr. Abrams also serves and has served as a Director of
  Director since September 1995  Merisel, Inc. and Spectrum Signal Processing, Inc.

PETER G. GRAF                    Served as a Director, Chairman and Chief Executive Officer
    Age 58                       since June 1995. Mr. Graf is and has been an attorney and
  Director since June 1995       Certified Public Accountant.

GEORGE H. HENRY                  Served as a Director since April 1993 and is and has been
    Age 42                       Managing Director of G. Howard Associates, Inc., a private
  Director since April 1993      investment firm.

STUART HOLLANDER                 Served as a Director and Vice Chairman since September 1995.
    Age 66                       Mr. Hollander was founder, principal owner and Chairman of
  Director since September 1995  the Board to World Communications, Inc. which was merged with the Company in September 1995.

ARON KATZMAN                     Served as a Director of the Company since September 1995.
    Age 58                       Mr. Katzman is President of New Legends, Inc. and Chairman
  Director since September 1995  and Chief Executive Officer of Decorating Den of Missouri.
                                 Mr. Katzman was formerly a director and officer of World
                                 Communications, Inc., which was merged with the Company in
                                 September 1995.

NICKEY B. MAXEY                  Served as a Director and Chief Operating Officer of the
    Age 39                       Company since April 1996. Mr. Maxey was founder and
  Director since April 1996      President of International Pay Phones, Inc.-Tennessee and
                                 International Pay Phones, Inc.-South Carolina. Both
                                 companies were merged with the Company in March 1996. Mr.
                                 Maxey owns and operates Resort Hospitality Services, Inc. a telecommunications company.

STEVEN RICHMAN                   Served as a Director of the Company since September 1995.
    Age 52                       Mr. Richman is principal owner, Chairman and President of
  Director since September 1995  Fabric Resources International.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1995, the Board of Directors held nine meetings and took action by unanimous written consent on seven other occasions.

     The Board of Directors of the Company has a Compensation Committee and an Audit Committee, neither of which held any meetings in 1995.

     The Compensation Committee has the authority to decide upon and make recommendations with respect to executive compensation matters. Joseph Abrams, George Henry and Steven Richman are members of the Compensation Committee. Joseph Abrams was elected as Chairman of the Compensation Committee.

     The Audit Committee has the authority to recommend to the Board of Directors the independent accountants to audit the Company's financial statements, to meet with the independent accountants and to review the Company's financial statements, results of audits and fees charged. Peter Graf and Aron Katzman are members of the Audit Committee. Aron Katzman was elected as Chairman of the Audit Committee.

COMPENSATION OF DIRECTORS

     The Company's Code of Regulations provides that the Board of Directors may compensate directors for serving on the Board and reimburse them for any expenses incurred as a result of Board meetings. Directors' fees have been approved by the Board of Directors and are payable only to non-employee directors. During 1995, Mr. Henry received a fee in the sum of $5,000 which was paid in Common Stock of the Company valued at the market price at the close of issue.

EXECUTIVE OFFICERS

     The Company has three executive officers other than Messrs. Graf and Hollander.

   EXECUTIVE
    OFFICERS                    BUSINESS EXPERIENCE DURING THE LAST FIVE YEARS
- ----------------  --------------------------------------------------------------------------
Tammy L. Martin   Serves as Secretary of the Company since September 1995. Ms. Martin was
Age 31            elected Executive Vice President and Chief Administrative Officer of the
                  Company in April 1996. Ms. Martin served as associate legal counsel for the Company during 1993 and 1994. Prior to joining the Company, Ms. Martin was in private legal practice.

Daniel J. Moos    Serves as Executive Vice President, Chief Financial Officer and Treasurer
Age 45            since June 1994. Mr. Moos was a Director of the Company from June 1995 to
                  April 1996 at which time he resigned. Prior to joining the Company, Mr.
                  Moos has served in various financial and operating positions with
                  B.F.Goodrich, Argo-Tech, LDI Corporation and Business Health Network.

Gary Pace         Serves as Senior Vice President of the Company since its merger with World
Age 45            Communications, Inc. in September 1995. Mr. Pace was President of World
                  Communications, Inc. prior to its merger with the Company.

EXECUTIVE COMPENSATION

     On May 1, 1995 the Company entered into an employment agreement with the Company's former Chief Executive Officer, Jerry Burger. The agreement would have entitled Mr. Burger to annual salaries of $180,000, $190,000 and $205,000 during the three year term of the agreement. The employment agreement also provided for an automatic two year extension of the term if not terminated by the Company on or before May 1, 1997 and that the salaries for said two years would have been $225,000 and $250,000, respectively. Pursuant to the employment agreement, if a change in control of the Company would have occurred as defined therein, Mr. Burger would have been entitled to terminate the agreement and to receive payment from the Company in the amount of one hundred fifty percent (150%) of the salary which would have been payable for the unexpired portion of the agreement. On September 15, 1995, the Company and Mr. Burger entered into a Separation Agreement, which provided for the termination of the Employment Agreement and the resignation of Mr. Burger as a director, officer, and employee of the Company. Pursuant to the Separation Agreement, the Company agreed to pay Mr. Burger the amount of $650,000 in installments, with the final amount paid March 15, 1996.

     On May 1, 1995, the Company entered into an employment agreement with the Company's former President, Chief Operating Officer and Secretary, Bernard Mandel. The agreement would have entitled Mr. Mandel to annual salaries of $140,000, $150,000 and $165,000 over the three year term of the agreement. The employment agreement also provided for an automatic two year extension of the term if not terminated by the Company on or before May 1, 1997 and that the salaries for said two years would have been $225,000 and $250,000, respectively. Pursuant to the employment agreement, if a change in control of the Company would have occurred as defined therein, Mr. Mandel would have been entitled to terminate the agreement and to receive payment from the Company in the amount of one hundred fifty percent (150%) of the salary which would have been payable for the unexpired portion of the agreement. On September 15, 1995, the Company and Mr. Mandel entered into a Separation Agreement which provided for the termination of the Employment Agreement and the resignation of Mr. Mandel as a director, officer, and employee of the Company. Pursuant to the Separation Agreement, the Company agreed to pay Mr. Mandel the amount of $450,000 in installments, with the final amount paid March 15, 1996.

     On May 1, 1995, the Company entered into an employment agreement with the Company's Chief Financial Officer, Daniel J. Moos. The agreement with Mr. Moos entitles him to annual salaries of $95,000, $105,000 and $120,000 during the three year term of the agreement. Pursuant to the employment agreement, if there occurs a change in control of the Company as defined therein, Mr. Moos is entitled to terminate the agreement and to receive payment from the Company in the amount of one hundred fifty percent (150%) of the salary which would have been payable for the unexpired portion of the agreement. The employment agreement also provides for an automatic two-year extension of the term if not terminated by the Company on or before May 1, 1997 and that the salaries for said two years shall be $130,000 and $140,000, respectively.

     On September 22, 1995, the Company entered into a consulting agreement with the Company's Vice Chairman of the Board, Stuart Hollander. The agreement with Mr. Hollander entitles him to annual salaries of $125,000 and $135,000 during the two year term of the agreement.

     On September 22, 1995 the Company also entered into an employment agreement with the Company's Senior Vice President, Gary Pace. The agreement with Mr. Pace entitles him to annual salaries of $110,000 and $120,000 during the two year term of the agreement.

     The following table sets forth a summary of all compensation of the Company's Chief Executive Officer and all other executive officers whose total compensation exceeded $100,000 per year for any year in the three year period ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                             ---------------------------------------------
                   ANNUAL COMPENSATION                              AWARDS                  PAYOUTS
- ----------------------------------------------------------   ---------------------   ---------------------
         (A)           (B)      (C)        (D)       (E)         (F)        (G)         (H)         (I)
- ---------------------  ----   --------   -------   -------   -----------  --------   ----------  ---------
                                                    OTHER                              LONG-
        NAME                                       ANNUAL    RESTRICTED                 TERM     ALL OTHER
         AND                                       COMPEN-      STOCK     OPTIONS/   INCENTIVE    COMPEN-
      PRINCIPAL                SALARY     BONUS    SATION     AWARD(S)      SARS      PAYOUTS     SATION
      POSITION         YEAR     ($)        ($)       ($)         ($)      (NUMBER)      ($)         ($)
- ---------------------  ----   --------   -------   -------   -----------  --------   ----------  ---------
Jerry H. Burger        1995   $ 74,293   $13,600   $13,600(8)    --        62,500        --      $212,000(2)
  Former Chief         1994   $ 40,000        --       --        --            --        --            --
  Executive Officer    1993   $ 42,000   $75,000   $ 5,917(1)    --        43,333(4)     --            --

Bernard Mandel         1995   $147,544   $ 9,760   $ 9,760(9)    --        41,666        --      $146,500(3)
  Former President,    1994   $ 88,894        --   $ 4,154(1)    --            --        --            --
  Chief Operating      1993   $ 83,269   $25,000   $ 3,698(1)    --        10,000(5)     --            --
  Officer, Secretary

Peter G. Graf          1995         --        --       --        --        47,583        --            --
  Chief Executive      1994         --        --       --        --        24,705        --            --
  Officer, Chairman
  & Director

Daniel J. Moos         1995   $ 95,000   $ 1,442   $12,800(7)    --        59,999(6)     --            --
  Executive Vice
  President, Chief
  Financial Officer,
  Treasurer

- ---------------

(1) Value of non-business use of Company automobile.

(2) Represents payment under Separation Agreement and related expenses excluding payment of $445,000 plus accrued interest of $4,291 paid on March 15, 1996.

(3) Represents payment under Separation Agreement excluding payment of $308,500 plus accrued interest of $2,976 paid on March 15, 1996.

(4) 26,000 options expired in 1995.

(5) Expired in 1995.

(6) 33,000 options not vested at December 31, 1995.

(7) Represents the value of 2,666 shares paid to Executive for services provided.

(8) Represents the value of 2,833 shares paid to Executive for services provided.

(9) Represents the value of 2,033 shares paid to Executive for services provided.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)

                                              PERCENT OF TOTAL
                              NUMBER OF           OPTIONS/
                              SECURITIES       WARRANTS/SARS       EXERCISE
                              UNDERLYING         GRANTED TO        OR BASE
        NAME AND             OPTIONS/SARS       EMPLOYEES IN        PRICE
   PRINCIPAL POSITION        GRANTED (#)        FISCAL YEAR         (S/SH)       EXPIRATION DATE
           (A)                   (B)                (C)              (D)               (E)
- -------------------------    ------------     ----------------     --------     ------------------
Jerry H. Burger                 62,500               9.5%           $ 6.00       August 31, 1997
  Former Chief
  Executive Officer
Bernard Mandel                  41,666               6.3%           $ 6.00       August 31, 1997
  Former President,
  Chief Operating Officer
  & Secretary
Peter G. Graf                   41,833               6.3%           $ 5.70      December 31, 1997
  Chief Executive Officer        5,750               0.9%           $ 6.00       August 15, 2000
  Chairman & Director
Daniel J. Moos                  54,999               8.3%           $ 6.00       Two years after
  Executive Vice                                                                  termination of
  President, Chief                                                                  employment
  Financial Officer &
  Treasurer

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                 NUMBER OF
                                                                SECURITIES         VALUE OF
                                                                UNDERLYING        UNEXERCISED
                                                                UNEXERCISED      IN-THE- MONEY
                                                               OPTIONS/SARS      OPTIONS/SARS
                                    SHARES                     AT FY-END (#)     AT FY-END ($)
                                   ACQUIRED        VALUE       EXERCISABLE/      EXERCISABLE/
             NAME                 ON EXERCISE     REALIZED     UNEXERCISABLE     UNEXERCISABLE
             (A)                    (#)(B)         ($)(C)           (D)               (E)
- ------------------------------    -----------     --------     -------------     -------------
Peter G. Graf                         -0-            -0-           75,064           $31,316
  Chief Executive Officer
  Chairman & Director
Jerry H. Burger                       -0-            -0-          127,361           $31,840
  Former Chief Executive
  Officer
Bernard Mandel                        -0-            -0-           66,666           $91,667
  Former President, Chief
  Operating Officer &
  Secretary
Daniel J. Moos                        -0-            -0-           54,999(1)        $13,750(2)
  Executive Vice President,
  Chief Financial Officer &
  Treasurer

 ---------------

(1) 33,333 not vested, unexercisable.

(2) $8,333 not vested, unexercisable.

OTHER MATTERS

     Pursuant to the rules of the Securities and Exchange Act of 1934 (the "Act"), the Company is obligated to identify each person, who at any time during said fiscal year, was a director, officer and/or beneficial owner of more that 10% of any class of equity securities of the Company registered pursuant to section 12 of the Act, or any other person subject to Section 16 of the Act with respect to the Company (a "Reporting Person") that failed to file on a timely basis, as disclosed in the Forms (as defined below), reports required by Section 16(a) of the Act during the fiscal year ended December 31, 1994, or prior fiscal years.

     The Company has, therefore, reviewed the following reports of Reporting Persons received on or before May 10, 1996: Form 3 -- Initial Statement of Beneficial Ownership of Securities, Form 4 -- Statement of Changes in Beneficial Ownership of Securities, and amendments thereto, furnished to the Company during the fiscal year ended December 31, 1995, and Form 5 -- Annual Statement of Changes of Beneficial Ownership, and amendments thereto, furnished to the Company with respect to the fiscal year ended December 31, 1995 (collectively, the "Forms"). No Forms were received during the period enumerated which were not timely filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of April 26, 1996, regarding the beneficial ownership of the Common Stock, owned by each Director of the Company, each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, and all directors and officers as a group. Unless otherwise indicated, the number of shares of Common Stock owned by the named shareholders assumes the exercise of the warrants or options, the number of which is separately referred to in a footnote, and the percentage shown assumes the exercise of such warrants or options and assumes that no warrants or options held by others are exercised. This information is based upon information furnished by such persons and statements filed with the Securities and Exchange Commission and other information known by the Company.

                                         AMOUNT AND          PERCENTAGE
                                         NATURE OF               OF
      NAME AND ADDRESS                   BENEFICIAL         OUTSTANDING
     OF BENEFICIAL OWNER                 OWNERSHIP          COMMON STOCK
- ----------------------------             ----------         ------------
Peter G. Graf                            1,009,922(1)(19)     21.54%
Director, Chairman &
Chief Executive Officer
Six East 43rd Street
New York, NY 10017

Nickey B. Maxey                            403,927(2)(19)      9.07%
Director
81 Brahms Point Road
Hilton Head Isl., SC 29926

Steven Richman                             255,293(3)(19)      5.63%
Director
9 Beech Lane
Kings Point, NY 11024

Joseph Abrams                              190,996(4)(19)      4.20%
Director
85 Old Farm Road
Bedminister, NJ 07921

Aron Katzman                               171,096(5)(19)      3.80%
Director
10 Layton Terrace
St. Louis, MO 63124

Stuart Hollander                           101,212(6)          2.32%
Director & Vice Chairman
32 Lake Forest
St. Louis, MO 63117

George H. Henry                            360,376(7)          8.19%
Director
6860 Sunrise Court
Coral Gables, FL 33133

Internationale Nederlanden (U.S.)        4,464,907(8)         50.57%
Capital Corporation as agent
for various lenders
135 East 57th Street
New York, NY 10022

Cerberus Partners, L.P.                  4,464,907(9)         50.57%
950 Third Avenue, 20th floor
New York, NY 10022

Protel, Inc.                               400,000(10)         8.40%
4150 Kidron Road
Lakeland, FL 33811

                                         AMOUNT AND          PERCENTAGE
                                         NATURE OF               OF
      NAME AND ADDRESS                   BENEFICIAL         OUTSTANDING
     OF BENEFICIAL OWNER                 OWNERSHIP          COMMON STOCK
- ----------------------------             ----------         ------------
Brenner Securities Corporation             467,326(11)(19)     9.79%
277 Park Avenue
New York, NY 10172

J & C Resources                            476,160(12)(19)    10.58%
216 Daniel Webster Highway
S. Nashua, NH 03060

DeBartolo Corporation and Affiliates       328,328(13)(19)     7.00%
7620 Market Street
Youngstown, OH 44513

Albert Miniaci                             229,993(14)(19)     5.01%
1411 S. W. 31st Avenue
Pompano Beach, FL 33069

Jerry Burger                               159,242(15)         3.55%
Former Chief Executive Officer
27040 Cedar Road
Beachwood, OH 44122

Bernard Mandel                              69,949(16)         1.58%
Former President, Chief Operating
Officer & Secretary
8233 Whispering Pines Drive
Russell, OH 44072

Daniel J. Moos                              66,998(17)         1.52%
Executive Vice President,
Chief Financial Officer & Treasurer
7399 Stow Road
Hudson, OH 44236

Executive Officers and Directors         2,604,857(18)(19)    48.57%
As a group (10 persons)

- ---------------

 (1) Includes warrants to purchase 75,064 shares of Common Stock through March 13, 2001, and 14% Preferred Stock which is convertible through June 30, 2000 into 250,000 shares of Common Stock.

 (2) Includes warrants to purchase 62,650 shares of Common Stock through March 31, 2001, and 14% Preferred Stock which is convertible through June 30, 2000 into 29,005 shares of Common Stock.

 (3) Includes warrants to purchase 126,830 shares of Common Stock through March 13, 2001, 4,444 shares of Common Stock held by his spouse, and 14% Preferred Stock which is convertible through June 30, 2000 into 41,667 shares of Common Stock.

 (4) Includes warrants to purchase 125,997 shares of Common Stock through March 13, 2001 and 14% Preferred Stock which is convertible through June 30, 2000 into 58,333 shares of Common Stock.

 (5) Includes warrants to purchase 95,128 shares of Common Stock through March 13, 2001 and 14% Preferred Stock which is convertible through June 30, 2000 into 44,040 shares of Common Stock.

 (6) Includes 46,566 shares of Common Stock held by his spouse and 1,960 shares of Common Stock held by other family members.

 (7) Includes options to purchase 35,000 shares of Common Stock through October 9, 1998.

 (8) Includes warrants to purchase 2,048,240 shares of Common Stock and certain debt which is convertible into warrants to purchase 2,416,667 shares of Common Stock.

 (9) Includes warrants to purchase 2,048,240 shares of Common Stock and certain debt which is convertible into warrants to purchase 2,416,667 shares of Common Stock.

(10) Represents warrants to purchase 400,000 shares of Common Stock through March 13, 1999.

(11) Includes warrants to purchase 310,660 shares of Common Stock through March 13, 2001 and 14% Preferred Stock which is convertible through June 30, 2000 into 100,000 shares of Common Stock.

(12) Represents 14% Preferred Stock which is convertible through June 30, 2000 into 137,500 shares of Common Stock.

(13) Includes options to purchase 41,666 shares of Common Stock through February 28, 1999, warrants to purchase 119,982 shares of Common Stock through March 13, 2001 and 14% Preferred Stock which is convertible through June 30, 2000 into 166,680 shares of Common Stock; May not include certain anti-dilution adjustments which may be required pursuant to stock option agreements or other rights as a result of certain transactions.

(14) Includes warrants to purchase 179,996 shares of Common Stock through March 13, 2001, and 14% Preferred Stock which is convertible through June 30, 2000 into 49,997 shares of Common Stock.

(15) Includes options to purchase 127,361 shares of Common Stock through August 31, 1997; May not include certain anti-dilution adjustments which may be required pursuant to stock option agreements or other rights as a result of certain transactions.

(16) Includes options to purchase 66,666 shares of Common Stock through August 31, 1997 and 1,250 shares of Common Stock held by his spouse; May not include certain anti-dilution adjustments which may be required pursuant to stock option agreements or other rights as a result of certain transactions.

(17) Includes options to purchase 54,999 shares of Common Stock which expire two years after termination of employment; May not include certain anti-dilution adjustments which may be required pursuant to stock option agreements or other rights as a result of certain transactions.

(18) Includes beneficial ownership of Common Stock described above with respect to Messrs. Graf, Moos, Maxey, Richman, Abrams, Katzman, Hollander, Henry, and beneficial ownership of Common Stock of Mr. Pace and Ms. Martin.

(19) See "Certain Relationships and Related Transactions" below for information with respect to the 14% Preferred Stock and certain warrants.

VOTING AGREEMENTS

     On September 22, 1995, the Company acquired World Communications, inc. ("WCI") by the merger of WCI with and into a wholly-owned subsidiary of the Company (the "Merger"). As an inducement for WCI to enter into the Merger, and the WCI shareholders to approve the Merger, certain shareholders of the Company (including Messrs. Graf, Henry and Abrams, Directors of the Company) entered into a voting and proxy agreement dated as of September 22, 1995, as amended (the "WCI Voting Agreement") with WCI wherein said holders agreed to call a meeting of the shareholders of the Company to approve the following proposals (the "Proposals"): (i) to increase the number of Directors of the Company from seven to eight; (ii) to elect (or, if already appointed by the Board of Directors of the Company, to ratify the appointment of) four directors designated jointly by Stuart Hollander and Aron Katzman; and (iii) to approve the grant of conversion rights which would attach immediately to the 10% Non-Voting Preferred Stock issued to the WCI shareholders in connection with the Merger (the "10% Preferred Stock"), such that each share of 10% Preferred Stock would be convertible into shares of Common Stock at a conversion ratio of 10 shares of Common Stock per one share of 10% Preferred Stock (due to the one-for-six reverse stock split of the Common Stock which subsequently occurred, the conversion ratio is 1.6667 shares of Common Stock for each one share of 10% Preferred Stock). Messrs. Hollander and Katzman were officers and directors of WCI, and are currently directors of the Company. In addition, the Company entered into a Voting and Proxy Agreement dated October 16, 1995 with the former shareholders of Public Telephone Corporation, which was acquired by the

Company in exchange for the issuance of shares of Common Stock (the "Public Voting Agreement"), pursuant to which the former shareholders of Public Telephone Corporation are obligated to vote for the Proposals. Pursuant to the WCI Voting Agreement and the Public Voting Agreement, Mr. Aron Katzman has been appointed as the proxy to vote all of the shares of each shareholder who is a party to either the WCI Voting Agreement or the Public Voting Agreement in favor of the Proposals, in the event that any such shareholder fails to comply with the provisions of either the WCI Voting Agreement or the Public Voting Agreement. The amount of shares of Common Stock subject to either the WCI Voting Agreement or the Public Voting Agreement is 1,244,767 shares, or 32.55% of the outstanding Common Stock. Pursuant to the WCI Voting Agreement, the shareholders of the Company who are parties thereto, have agreed that, in the event the Proposals are not approved by shareholders at this annual meeting then they shall exercise, in accordance with their terms, within thirty days thereafter, options and warrants held by them to the extent necessary so that at least 52% of the outstanding shares of Common Stock of the Company will be obligated to vote in favor of the Proposals, assuming, for purposes of this calculation, that all of the 402,500 shares of Common Stock, or 10.52% of the outstanding Common Stock, issued in connection with the Merger (the "Merger Common Stock") are so obligated.

     In addition, subsequent to the WCI Voting Agreement, the Company entered into separate voting and proxy agreements with certain other persons who received shares of Common Stock as consideration for the acquisition by the Company of their businesses and who are thereby obligated to vote for the Proposals, including the conversion provisions of the proposed amendment. (See "Amendment of Articles of Incorporation -- Grant of Conversion Rights to 10% Preferred Stock", below.) These other agreements were as follows: Voting Agreement dated as of March 15, 1996 by and among the Company and the former shareholders of International Pay Phones, Inc. of South Carolina; Voting Agreement dated March 15, 1996, by and among the Company and the former shareholders of International Pay Phones, Inc. of Tennessee; and Voting Agreement dated as of March 15, 1996, by and among the Company and the former shareholders of Paramount Communication Systems, Inc. The shares of Common Stock subject to the foregoing Voting Agreements are 555,589 shares, or 14.53% of the outstanding Common Stock.

     In the event that all the shares of the Merger Common Stock and the Common Stock subject to the WCI Voting Agreement, the Public Voting Agreement and the other Voting Agreements referenced above are voted in favor of the Proposals, then 57.60% of the Common Stock would be voted in favor of the Proposals.

     In addition, the Company has entered into a Voting and Proxy Agreement as of February 21, 1996, with certain holders of the 10% Preferred Stock who, in the aggregate, hold in excess of 50% of the outstanding shares of 10% Preferred Stock (the "10% Preferred Voting Agreement") pursuant to which said holders have agreed to vote their shares of 10% Preferred Stock for the conversion provisions of the proposed amendment (see "Amendment of Articles of Incorporation -- Grant of Conversion Rights to 10% Preferred Stock," below) with respect to the class vote of the 10% Preferred Stock. The holders of the 10% Preferred Stock who are parties to said agreement include Messrs. Hollander and Katzman, Directors of the Company, and Mr. Pace, an executive officer of the Company. The parties to the 10% Preferred Voting Agreement have appointed Peter G. Graf, Chairman, CEO and a Director of the Company, and Tammy L. Martin, Executive Vice President and Secretary of the Company, as proxies to vote their shares of 10% Preferred Stock in favor of the Proposals in the event that any such shareholder fails to comply with the provisions of the 10% Preferred Voting Agreement. In addition, each of said holders have agreed that, within five business days following approval of Proposal 4 by the holders of the 10% Preferred Stock and the Common Stock, he or she shall take all steps necessary to exercise his or her right of conversion with respect to all shares of 10% Preferred Stock owned by him or her. A total of 340,175 shares of 10% Preferred Stock are subject to the 10% Preferred Voting Agreement, or 64.12% of the 10% Preferred Stock.

POSSIBLE CHANGE IN CONTROL

     On March 15, 1996, the Company entered into a credit agreement ("Credit Agreement") with Internationale Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P. (the "Lenders") pursuant to which the Company borrowed $30,530,954 from the Lenders (the "Loan"). In connection with the Loan, the Lenders were granted warrants to acquire preferred stock which, in turn, is convertible into a total of 4,096,480 shares of Common Stock. Furthermore, up to $29,000,000 of the principal amount of the Loan is convertible into preferred stock which, in turn, is convertible into a total of 4,833,333 shares of Common Stock. The Company is unable to predict whether the aforementioned rights of the Lenders pursuant to the Credit Agreement would result at a subsequent date in a change of control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 15, 1996, warrants to purchase 2,018,946 shares of Common Stock expiring March 13, 2001 at a nominal exercise price per share were issued in conjunction with International Pay Phones, Inc.-Tennessee, International Pay Phones, Inc.-South Carolina and Paramount Communication Systems, Inc. acquisitions, redemption of the 10% Cumulative Preferred, 8% Preferred, and the 7% Preferred, and conversion of certain debt of the Company into the 14% Convertible Preferred Stock, without par value, $60 stated value, cumulative and redeemable ("14% Preferred"). The 14% Preferred accrues dividends at the quarterly rate of 0.035 shares of 14% Preferred per share of 14% Preferred and is redeemable by the Company for $60 per share plus accrued and unpaid dividends at any time prior to June 30, 2000, at which date the Company shall redeem all outstanding shares of 14% Preferred at $60 per share. Each share of 14% Preferred is convertible into 10 shares of Common Stock. Concurrent with their exchange of debt and preferred stock for the 14% Preferred, the following Directors, Executive Officers or security holders of more than 5% of the Company stock were issued 14% Preferred in the amount of stated value and the amount of warrants shown below to purchase Common Stock at a nominal exercise price.

                                                      VALUE OF
                                                   DEBT/PREFERRED
                                                    SURRENDERED
                                                      AND 14%                  NUMBER
                                                     PREFERRED              OF WARRANTS
                                                       ISSUED                  ISSUED
                                                   --------------         ----------------
     Peter G. Graf                                   $1,500,000                539,989
     Chief Executive Officer
     Chairman & Director
     Joseph Abrams                                   $  350,000                125,997
     Director
     Aron Katzman                                    $  264,250                 95,128
     Director
     Steven Richman                                  $  250,000                 89,998
     Director
     Nickey Maxey                                    $  174,032                 62,650
     Director
     J & C Resources                                 $  825,000                296,994
     5% Owner

     Brenner Securities Corporation received $600,000 in cash, $600,000 of 14% Preferred Stock and 143,994 Warrants as fees with respect to the provision of investment banking advice and for other services to the Company in connection with the Loan provided by the Lenders. (See "Security Ownership of Certain Beneficial Owners and Management -- Possible Change of Control", above)

                                   PROPOSAL 2

                     AMENDMENT OF ARTICLES OF INCORPORATION
                  TO INCREASE THE NUMBER OF SHARES AUTHORIZED

PROPOSED AMENDMENT OF THE ARTICLES OF INCORPORATION

     The Board of Directors recommends that shareholders approve a proposed amendment to the Articles of Incorporation (the "Articles") of the Company whereby the first sentence of Article FOURTH and subparagraphs (a) and (b) thereof would be deleted and replaced by the following:

     FOURTH: The number of shares which the Corporation is authorized to have outstanding is Sixty Million (60,000,000) which shall be classified as follows:

     (a) Fifty Million (50,000,000) shares shall be Common Stock, $.01 par value (hereinafter referred to as "Common Stock");

     (b) Ten Million (10,000,000) shares shall be preferred stock, without par value (hereinafter referred to as "Preferred Stock"), as further designated by the Board of Directors of the Corporation in accordance herewith.

     The proposed amendment to the Articles provides for the increase in the number of shares the Company is authorized to have outstanding from 25 million to 60 million, which is an increase in the authorized number of shares of Common Stock from 22.5 million to 50 million, and an increase in the authorized number of shares of Preferred Stock from 2.5 million to 10 million. At May 24, 1996, there were 4,364,016 shares of Common Stock issued and outstanding, and 639,116.32 shares of Preferred Stock issued and outstanding. In addition, 16,871,559 of the remaining authorized shares of Common Stock were reserved for future issuance in connection with the exercise of outstanding options, warrants, conversion and other rights to acquire Common Stock, including shares of Common Stock which will be reserved for future issuance in the event of the passage of Proposal 4 -- Amendment of Articles of Incorporation -- Grant of Conversion Rights to 10% Preferred Stock, below.

     The increase in authorized shares of stock will enhance the Company's flexibility in connection with possible future actions such as stock dividends, stock splits, financing, employee benefit programs, acquisitions and use for other corporate purposes, without the delay and expense of calling a special meeting of shareholders for such purpose. The Company does not have a present intention to issue the shares of stock contemplated by this amendment and the Company does not have any commitments, arrangements, understandings or agreements which would require the issuance of the shares contemplated by this amendment. Although currently authorized shares are sufficient to meet all known present requirements, the Board of Directors believes that it is desirable that the Company have the flexibility to issue additional shares of stock without further stockholder action. If the proposed increase in the amount of authorized shares is approved, the shares could be issued by action of the Board of Directors at any time and for any purpose, subject to the provisions of the Articles and other applicable legal requirements, without further approval or action by the shareholders.

     Shareholders have no preemptive rights to purchase any additional shares of Common Stock which may be issued. Accordingly, the issuance of additional shares would likely reduce the percentage interest of current shareholders in the total outstanding shares. The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock.

ADOPTION OF AMENDMENT BY STOCKHOLDERS

     The affirmative vote of a majority of the votes entitled to be cast at the meeting is required for adoption of the proposed amendment to the Articles. If the proposed amendment is adopted by the stockholders, it will become effective upon filing and recording a Certificate of Amendment with the Secretary of State of Ohio.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSED AMENDMENT TO THE ARTICLES INCREASING THE NUMBER OF AUTHORIZED SHARES.

                                   PROPOSAL 3

                      AMENDMENT OF THE CODE OF REGULATIONS
              TO INCREASE THE MAXIMUM NUMBER OF DIRECTORS TO NINE

PROPOSED AMENDMENT TO THE CODE OF REGULATIONS

     The Board of Directors recommends that the shareholders approve the proposal to amend the Company's Code of Regulations to increase the maximum number of directors from seven to nine. If the proposed amendment is adopted, the first two paragraphs of Article III, Section 1 of the Company's Code of Regulations will be deleted in their entirety and replaced with the following:

     Section 1. Powers, Number, Qualification, Term, Quorum and Vacancies.

          All of the authority of the Corporation shall be exercised by or under the direction of the Board of Directors. For their own government, the directors may adopt bylaws that are not inconsistent with the articles or these regulations.

          The number of directors shall be not less than four (4) persons nor more than nine (9) persons. Except as hereinafter provided, directors shall be elected at the annual meeting of the shareholders and each director shall be elected to service for one year and until his successor is elected or until his earlier resignation, removal from office, or death. The number of directors may be increased or decreased from time to time by the Board of Directors.

     The Company's Code of Regulations now specifies that a minimum number of four and a maximum number of seven directors shall serve on the Board. Seven directors are proposed for election by the shareholders at the 1996 annual meeting, all of whom are current directors of the Company. The group of directors proposed for election have diverse backgrounds and extensive experience in areas which are appropriate to the Company's businesses and needs. The Board believes that, at present, a seven member Board is an appropriate size and that a seven member Board can provide sufficient diversity and expertise to satisfy the Company's needs. The proposed amendment would give the Board the flexibility to elect an additional director or directors to serve during the transition period preceding any expected resignation or retirement, or at a time when additional expertise is deemed necessary or appropriate.

     Pursuant to certain voting agreements (See "Security Ownership of Certain Beneficial Owners and Management -- Voting Agreements", above), certain shareholders of the Company have agreed to vote for certain Proposals, one of which is to increase the maximum number of directors from seven to eight. Accordingly, the Board of Directors has approved Proposal 3, after taking into consideration the foregoing voting agreements and the other factors referred to herein. In addition, the proposed amendment would give the Board added flexibility in negotiations for the acquisition of other companies by enabling the Company to agree that one or more persons from such acquired companies would be elected as a Director of the Company in accordance with the Company's Code of Regulations. There are no plans or proposals whereby the Company has agreed to appoint a director in connection with any such acquisition.

     The Board has no intention at this time to alter the current size of the Board. Other than in consideration of the voting agreements referred to above, the amendment to the Code of Regulations is not being proposed in response to any specific shareholder action or proposal.

ADOPTION OF AMENDMENT BY STOCKHOLDERS

     The affirmative vote of a majority of the votes entitled to be cast at the meeting is required for adoption of the amendment to the Code of Regulations.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO THE CODE OF REGULATIONS INCREASING THE MAXIMUM NUMBER OF DIRECTORS.

                                   PROPOSAL 4

                     AMENDMENT OF ARTICLES OF INCORPORATION
               GRANT OF CONVERSION RIGHTS TO 10% PREFERRED STOCK

ACQUISITION OF WORLD COMMUNICATIONS, INC.

     On September 22, 1995, the Company consummated a merger transaction with World Communications, Inc. ("WCI") by the merger of WCI with and into a wholly-owned subsidiary of the Company (the "Merger"). In the Merger, the Company issued to the shareholders of WCI 402,500 shares of Common Stock(1), representing 16.666% of the shares of Common Stock outstanding immediately thereafter, and 530,534 shares of the Company's 10% Non-Voting Preferred Stock, without par value, $10 stated value, cumulative ("10% Preferred Stock"). In accordance with certain provisions of the Ohio General Corporation Law which limit the number of voting shares that the Board of Directors can authorize the Company to issue in a majority share acquisition, the 10% Preferred Stock was issued to the WCI shareholders in lieu of 885,992 shares of Common Stock. Assuming all of such shares of 10% Preferred Stock were granted the conversion rights set forth in the proposed amendment and were converted as of the May 24, 1996 record date for the 1996 Annual Meeting of Shareholders of the Company, the 885,992 shares of Common Stock into which the 10% Preferred Stock were so converted, when added to the 402,500 shares of Common Stock issued pursuant to the Merger, would together represent 24.54% of the shares of Common Stock outstanding as of May 24, 1996, the record date for the 1996 Annual Meeting of Shareholders. The securities of the Company issued to the WCI shareholders pursuant to the Merger were issued in a private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the "1933 Act") under Section 4(2) thereof, and, accordingly, may be transferred by the holders thereof only pursuant to a registration statement or an exemption from registration under the 1933 Act. The WCI shareholders were granted certain registration rights with respect to the shares of Common Stock issued pursuant to the Merger. In connection with the Merger, the Company entered into employment and consulting agreements with three of WCI's former officers, including Mr. Hollander, a director of the Company. (See "Executive Compensation", above.)

     In connection with the Merger, the WCI shareholders desired to obtain adequate assurances that the 10% Preferred Stock would be made convertible into shares of Common Stock within a reasonable period of time after the Merger and that, when converted into unregistered shares of Common Stock, such shares of Common Stock would be subject to the

- ---------------

(1) All share amounts of Common Stock referred to herein have been calculated taking into account the one-for-six reverse split of the Common Stock effective December 26, 1995.

same registration rights granted in connection with the shares of Common Stock originally issued to the WCI shareholders pursuant to the Merger. Accordingly, pursuant to negotiations between the Company, WCI and the major shareholders of the Company, and as an inducement for WCI to enter into the Merger and the WCI shareholders to approve the Merger, certain shareholders of the Company (including Messrs. Abrams, Graf, Henry and Richman, directors of the Company) entered into a Voting and Proxy Agreement dated as of September 22, 1995, as amended (the "WCI Voting Agreement") with WCI (See "Security Ownership of Certain Beneficial Owners and Management -- Voting Agreements") wherein said holders agreed to call a meeting of shareholders of the Company to approve certain proposals, including a proposal to approve the grant of conversion rights which would attach immediately to the 10% Preferred Stock such that each share of 10% Preferred Stock would be convertible into shares of Common Stock at a conversion ratio of 10 shares of Common Stock for one share of 10% Preferred Stock. (Due to the one-for-six reverse stock split of the Common Stock which subsequently occurred, the conversion ratio is 1.6667 shares of Common Stock for each one share of 10% Preferred Stock.) The proposed amendment provides that the shares of Common Stock issued on conversion of the 10% Preferred Stock shall have the same registration rights as were granted with respect to the Common Stock issued in connection with the Merger. In addition, to further assure that the Company and its major shareholders would take the actions necessary to cause the 10% Preferred Stock to be convertible into Common Stock, the terms of the 10% Preferred Stock provide that, in the event that the 10% Preferred Stock has not been made convertible into Common Stock by December 22, 1996, the holders thereof could require the Company to repurchase shares of 10% Preferred Stock owned by them. In addition, the Company has determined that it would be appropriate to provide for the right of the Company, at its election, to mandate the conversion of the 10% Preferred Stock into Common Stock in the event a holder of the 10% Preferred Stock does not so elect. Certain Voting Agreements entered into by the Company obligate certain shareholders of the Company to approve the grant to the Company of the right to convert, at any time, all of the outstanding shares of 10% Preferred Stock not otherwise converted, as well as the grant of conversion rights to the holders of the 10% Preferred Stock.

THE PROPOSED AMENDMENT.

     The Board of Directors has determined that shareholders should consider and vote upon an amendment to the Company's Articles of Incorporation (the "Articles") to amend subparagraph (j) of Article Fourth, which subparagraph (j) sets forth the express terms of the 10% Preferred Stock, by the addition thereto of the following as paragraphs 7, 7A, 7B, 7C and 7D:

     7. CONVERSION RIGHTS. Any holder of 10% Non-Voting Preferred Stock may, at any time, convert all, but not less than all, of his, her or its shares of 10% Preferred Stock into fully paid and non-assessable shares of Common Stock such that each Share of 10% Preferred Stock is convertible into
     1.6667 shares of Common Stock. In order to exercise the conversion privilege, the holder of 10% Preferred Stock to be converted shall surrender certificates for such stock, duly endorsed or assigned to the Company or in blank, accompanied by written notice to the Company that the holder elects to covert such stock (the "Conversion Notice"). As soon as practicable but no later than twenty (20) business days after the Company's receipt of the Conversion Notice, the Company shall cause to be issued to the holder certificates for such Common Stock. Such Common Stock shall carry with it the same registration rights as were granted in connection with the merger of World Communications, Inc. with and into PhoneTel II, Inc.

     7A. The Company may, at any time, convert all, but not less than all, of the outstanding shares of 10% Preferred Stock into fully paid and non-assessable shares of Common Stock such that each Share of 10% Preferred Stock is convertible into 1.6667 shares of

     Common Stock. In order to exercise the conversion privilege, the Board of Directors of the Company shall adopt a resolution, whereupon such conversion shall be effective immediately. The Company shall promptly solicit each holder of a certificate which previously represented 10% Preferred Stock to surrender such certificates, duly endorsed or assigned to the Company or in blank, in exchange for certificates representing the appropriate number of shares of Common Stock. Such Common Stock shall carry with it the same registration rights as were granted in connection with the Merger of World Communications, Inc. with and into PhoneTel II, Inc.

     7B. The conversion ratio of 1.6667 set forth in each of the preceding two paragraphs and paragraph 7D hereof shall be subject to appropriate adjustment in the event of any stock split, reverse stock split, recapitalization or similar event.

     7C. Notwithstanding anything to the contrary contained in this subparagraph
     (j), each holder of 10% Preferred Stock who would otherwise have been entitled to receive a fractional part of a share of Common Stock upon conversion shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Common Stock multiplied by the closing price of the Common Stock as quoted on NASDAQ on June 27, 1996. No such holder shall be entitled to dividends, voting rights, or any right as a shareholder in respect of any fractional share.

     7D. Upon the date on which conversion of a share of 10% Preferred Stock is effective (the "Conversion Date"), the holder of a share of 10% Preferred Stock converted on such date shall cease to be a stockholder with respect to such share, and thereafter such shares shall no longer be transferable on the books of the Company, and holders of a share of 10% Preferred Stock so converted shall have no interest in or claim against the Company with respect to such share, except the right to receive 1.6667 shares of Common Stock for each one share of 10% Preferred Stock converted. The Board of Directors shall cause the transfer books of the Company to be closed on the Conversion Date as to shares of 10% Preferred Stock converted.

MODIFICATION OF OUTSTANDING SECURITIES.

     If the proposed amendment is passed, the express terms of the 10% Preferred Stock would be modified by the addition of the right of conversion by a holder thereof of one share of 10% Preferred Stock into 1.6667 shares of Common Stock. In addition, the proposed amendment would permit the Company to convert all, but not less than all, of the outstanding shares of 10% Preferred Stock into fully paid and nonassessable shares of Common Stock, such that each share of 10% Preferred Stock is convertible into 1.6667 shares of Common Stock. All such shares of Common Stock into which the 10% Preferred Stock is converted would have the same registration rights as were granted to the persons who received Common Stock of the Company in connection with the Merger. The Company has not granted registration rights with respect to the registration of the 10% Preferred Stock.

     The express terms of the 10% Preferred Stock provide that if the 10% Preferred Stock has not been made convertible into shares of Common Stock by the date which is 15 months after the Merger Date, December 22, 1996 (the "Put Date"), any holder of the 10% Preferred Stock may require the Company to repurchase all, but not less than all, of his, her or its shares of 10% Preferred Stock (the "Put") by giving written notice of the exercise of such Put right to the Company (the "Put Notice") and delivering the shares of 10% Preferred Stock held by such holder to the Company after the Put Date but prior to the date which is 26 months after the Merger Date or November 22, 1997. Within ten days of the Company's receipt of the Put Notice, the Company is required to purchase all shares of 10% Preferred Stock so delivered to the Company.

EXERCISE OF CONVERSION RIGHTS BY THE COMPANY.

     Upon conversion of a share of 10% Preferred Stock into shares of Common Stock, there shall be no "Put" rights which attach to the shares of Common Stock issuable upon conversion of such share of 10% Preferred Stock. In the event that the proposed amendment is approved by the shareholders, it is the intention of the Company to exercise its right, pursuant to Paragraph 7A of the proposed amendment, to convert all of the outstanding shares of 10% Preferred Stock into shares of Common Stock as soon as is practicable.

     In addition, in the event that the 10% Preferred Stock is not made convertible into Common Stock at any time after September 30, 1996, or in the event that the 10% Preferred Stock is subject to redemption by the Company at the option of the holders thereof at any time after such date, then the Company would be in violation of a certain provision of a Credit Agreement dated as of March 15, 1996 among the Company, the various lenders which are parties thereto and Internationale Nederlanden (U.S.) Capital Corporation, as agent for such lenders (the "Credit Agreement"). In the event that the proposed amendment is approved by shareholders and becomes effective prior to September 30, 1996, then the 10% Preferred Stock would, by its express terms, be convertible into Common Stock and the condition precedent to the exercise of the "put" rights would have been eliminated, and the Company would not be in violation of such provision of the Credit Agreement. In addition, in the event that any shares of the 10% Preferred Stock remain not converted into Common Stock on September 30, 1996, the Company may be in violation of that provision of the Credit Agreement prohibiting the declaration, payment or making of any dividend or distribution payment.

CLASS VOTE OF HOLDERS OF 10% PREFERRED STOCK.

     The holders of the 10% Preferred Stock are entitled to vote as a class on the proposed amendment. In this connection, the Company has entered into a Voting and Proxy Agreement as of February 21, 1996, with certain holders of the 10% Preferred Stock, who, in the aggregate, hold in excess of 50% of the outstanding shares of 10% Preferred Stock, pursuant to which said holders have agreed to vote for the conversion provisions of the proposed amendment. (See "Security Ownership of Certain Beneficial Owners and Management -- Voting Agreements", above.) Such holders include Messrs. Hollander and Katzman, directors of the Company. The parties to the February 21, 1996 Voting and Proxy Agreement have appointed Peter G. Graf, Chairman of the Company, and Tammy L. Martin, Secretary of the Company, as proxies to vote their shares of 10% Preferred Stock in favor of the Proposals in the event that any such shareholder fails to comply with the provisions of such Agreement. In addition, each of said holders have agreed that, within five business days following approval of the proposed amendment by the holders of the 10% Preferred Stock and the Common Stock, he or she shall take all steps necessary to exercise his or her right of conversion with respect to all shares of 10% Preferred Stock owned by him or her. The 10% Preferred Stock is preferred as to dividends and liquidation over the shares of Common Stock and any other series of preferred stock of the Company outstanding as of March 31, 1996.

EFFECTS OF THE PROPOSED AMENDMENT.

     Shares of 10% Preferred Stock are currently not convertible into shares of Common Stock or any other security of the Company, whether by the election of the holder or at the election of the Company. In the event that the proposed amendment is passed, each share of 10% Preferred Stock will be convertible, either at the election of the holder thereof or at the election of the Company, in accordance with the procedures specified in the proposed amendment, at any time, into 1.6667 shares of Common Stock. The holder of a share of 10% Preferred Stock on the date of conversion shall cease to be a stockholder with respect to such share, and thereafter such share shall no longer be transferable on the books of the Company, and the holder of such share of 10% Preferred Stock shall have no interest in or claim against the Company with respect to such share, except the right to receive 1.6667 shares of Common Stock for each one share of 10% Preferred Stock converted. In the event of conversion in either manner, such Common Stock shall carry with it the same registration rights as were granted to the Common Stock issued in connection with the Merger. An additional effect of the passage of the proposed amendment would be to cause the Company to reserve for issuance upon conversion of the 10% Preferred Stock, 885,992 shares of Common Stock out of the currently authorized but unissued shares of Common Stock of the Company.

EFFECTIVENESS.

     In the event the proposed amendment is approved by the shareholders, it is the intention of the Company to cause said amendment to be filed promptly with the Office of the Secretary of the State of Ohio. The proposed amendment will become effective immediately upon the filing thereof by the Company with the Secretary of the State of Ohio.

RIGHTS OF DISSENTING HOLDERS OF 10% PREFERRED STOCK.

     Holders of the 10% Preferred Stock who so desire are entitled to relief as dissenting shareholders under Section 1701.84 of the Ohio Revised Code. Any such dissenting holder of 10% Preferred Stock (a "Dissenting 10% Preferred Holder") may have the "fair cash value" of his shares of 10% Preferred Stock judicially determined and paid to him, but only if he strictly complies with the requirements of Section 1701.85 of the Ohio Revised Code, a copy of which is attached hereto as Appendix A.

     Set forth below is a summary of the procedures relating to the exercise of a shareholder's rights to relief as a dissenting shareholder ("Dissenters' Rights"), which summary does not purport to be complete and is qualified in its entirety by express reference to Section 1701.85 of the Ohio Revised Code. Any 10% Preferred Holder contemplating exercising Dissenters' Rights with respect to his or her shares ("Dissenting 10% Preferred Shares") is urged to review carefully such provisions since Dissenters' Rights will be lost if the procedural requirements of Section 1701.85 are not fully and precisely satisfied.

     To perfect his Dissenters' Rights, a Dissenting 10% Preferred Holder must satisfy each of the following conditions:

(a) 10% PREFERRED HOLDER AS OF THE RECORD DATE. The Dissenting 10% Preferred Holder must have been a record holder of the 10% Preferred Stock as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of the Annual Meeting.

(b) NO VOTE IN FAVOR OF THE PROPOSED AMENDMENT. Dissenting 10% Preferred Shares must not be voted in favor of the proposal. This requirement will be satisfied
(1) if a proxy is signed and returned with instructions to vote against the proposal or to abstain, (2) if no proxy is returned, or (3) if Dissenting 10% Preferred Shares are voted at the Annual Meeting against approval and authorization of the proposal. A vote in favor of the proposal constitutes a waiver of Dissenters' Rights. A proxy that is returned signed but on which no voting preference is indicated will be voted for the approval and authorization of the proposal and will be deemed a waiver of Dissenters' Rights. A Dissenting 10% Preferred Holder may revoke his proxy at any time before its exercise by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting thereat.

(c) FILING WRITTEN DEMAND. Not later than ten days after the Annual Meeting, a Dissenting 10% Preferred Holder must deliver to the Company a written demand (the "Demand") for payment of the fair cash value of the Dissenting 10% Preferred Shares. The Demand should be delivered to the Company at PhoneTel Technologies, Inc., 650 Statler Office Tower, 1127 Euclid Avenue, Cleveland, Ohio 44115, Attention: Tammy L. Martin, Secretary, and it is recommended, although not required, that the Demand be sent by registered or certified mail, return receipt requested. A vote against the proposal does not itself satisfy the requirements of a written demand for payment, and therefore does not constitute a Demand.

     The Demand must reasonably identify the holder of record of the Dissenting 10% Preferred Shares and the Dissenting 10% Preferred Holder's address, the number of the Dissenting 10% Preferred Shares and the amount claimed as the fair cash value thereof. A beneficial owner must, in all cases, have the record holder submit the Demand in respect of his Dissenting 10% Preferred Shares.

     From the time the Demand is given, all rights accruing from the Dissenting 10% Preferred Shares, including voting and dividend rights, will be suspended until either the termination of the rights and obligations under such Demand or the purchase of such Dissenting 10% Preferred Shares by the Company. If any dividend is paid on the Dissenting 10% Preferred Shares during the suspension, an amount equal to the dividend which would have been payable on the Dissenting 10% Preferred Shares, except for such suspension, shall be paid to the holder of record of any Dissenting 10% Preferred Shares as a credit to the fair cash value of such Dissenting 10% Preferred Shares. If the right to receive fair cash value is terminated otherwise than by the purchase of the Dissenting 10% Preferred Shares by the Company, all rights will be restored to the Dissenting 10% Preferred Holder and any distribution that would have been made to the holder of record of the Dissenting 10% Preferred Shares, but for the suspension, will be made at the time of the termination.

(d) ENDORSEMENT OF CERTIFICATES. After receiving the Demand, the Company may request in writing that the Dissenting 10% Preferred Holder deliver to it the certificates representing the Dissenting 10% Preferred Shares. The Dissenting 10% Preferred Holder must then deliver such certificates to the Company at the address stated above, within fifteen days of the sending of such request, to permit the Company to place a legend on such certificates, stating that a demand for fair cash value of such Dissenting 10% Preferred Shares has been made, and return them promptly to the Dissenting 10% Preferred Holder. Failure of a Dissenting 10% Preferred Holder to deliver certificates upon the request of the Company terminates his rights as a Dissenting 10% Preferred Holder at the option of the Company unless a court for good cause directs otherwise. If the Dissenting 10% Preferred Shares represented by a certificate bearing such legend are transferred, a transferee acquires only the rights which were held by the original Dissenting 10% Preferred Holder immediately after the delivery of the Demand.

     If the Dissenting 10% Preferred Holder and the Company do not reach an agreement on the fair cash value of the Dissenting 10% Preferred Shares, either may, within three months after the service of the Demand, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio, or join or be joined in an action similarly brought by another Dissenting 10% Preferred Holder of the Company for a judicial determination of the fair cash value of the Dissenting 10% Preferred Shares. If the Court finds that the Dissenting 10% Preferred Holder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to recommend the amount of such value. Payment of the fair cash value of the Dissenting 10% Preferred Shares shall be made within 30 days after the date of final determination of such value.

     Fair cash value is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the Demand. The fair cash value is to be determined as of the day prior to the day of the Annual Meeting.

     The Dissenters' Rights of any Dissenting 10% Preferred Holder will terminate if, among other things, (a) he or she has not complied with Section 1701.85 (unless the Company waives compliance); (b) the proposed amendment is abandoned or otherwise does not become effective; (c) he or she withdraws his or her Demand (with the consent of the Company); or (d) no agreement has been reached between the Company and such

Dissenting 10% Preferred Holder with respect to the fair cash value of the Dissenting 10% Preferred Shares and no petition has been timely filed in the Court of Common Pleas of Cuyahoga County, Ohio.

VOTE REQUIRED.

     In accordance with the provisions of Article Ninth of the Articles, the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company is required for the adoption of this proposed amendment. In addition, the affirmative vote of the holders of the majority of the shares of the 10% Preferred Stock is required for the adoption of this proposed amendment.

BOARD OF DIRECTORS RECOMMENDATION.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION GRANTING CONVERSION RIGHTS TO THE 10% PREFERRED STOCK.
                            ------------------------

                    RELATIONSHIP WITH THE COMPANY'S AUDITORS

     The Company is not required to obtain shareholder approval or ratification of its selection of its auditors under the laws of the State of Ohio, and the Audit Committee and the Board of Directors reserve the right to make any change in auditors at any time, and without shareholder approval, which they deem advisable or necessary. Representatives of Price Waterhouse, the Company's current auditors, are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

                            ------------------------

                             ADDITIONAL INFORMATION

COST OF SOLICITATION OF PROXIES

     The cost of soliciting proxies will be paid by the Company, including expenses for preparing and mailing proxy solicitation materials. In addition to use of the mails, proxies may be solicited by certain officers, directors and regular employees of the Company, without extra compensation, by telephone, telegraph or personal interview.

SHAREHOLDER PROPOSAL DEADLINE

     A shareholder proposal intended to be presented to the 1997 Annual Meeting must be received by the Company on or before January 19, 1997 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Said proposal should be addressed to Secretary, PhoneTel Technologies, Inc., 650 Statler Office Tower, 1127 Euclid Avenue, Cleveland, Ohio 44115-1601.

OTHER BUSINESS

     The Company is not aware of any matters to be brought before the Meeting. However, if other matters come before the Meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters.

     Shareholders are urged to specify their choice on the matters to be voted on at the Meeting and to date, sign and return the enclosed proxy in the envelope provided. A prompt response is helpful and your cooperation will be appreciated.

                                            By Order of the Board of Directors

                                            TAMMY L. MARTIN
                                            Secretary

Cleveland, Ohio
May 29, 1996
                            ------------------------

                               FORM 10-KSB REPORT

     IN ADDITION TO ITS ANNUAL REPORT TO SHAREHOLDERS, THE COMPANY FILES AN ANNUAL REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB. SHAREHOLDERS MAY, WITHOUT CHARGE, OBTAIN A COPY WITHOUT EXHIBITS BY WRITING TO THE COMPANY, ATTENTION: SECRETARY, PHONETEL TECHNOLOGIES, INC., 650 STATLER OFFICE TOWER, 1127 EUCLID AVENUE, CLEVELAND, OHIO 44115-1601.
                            ------------------------

                                   APPENDIX A

                        RELIEF TO DISSENTING SHAREHOLDER
                            OF DOMESTIC CORPORATION

                           OHIO REVISED CODE 1701.85

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals in sections 1701.71, 1701.74, and 1701.84 of the Revised Code, only in compliance with this section.

          (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on such proposal was taken at the meeting of the shareholders, the shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, stating his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

          (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E)of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

          (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new corporation, whether served before, on, or after the effective date of the merger or consolidation.

          (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, he, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested, in order that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the shareholder. Failure on the part of the shareholder to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to him within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. Such request by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder shall have come to an agreement on the fair cash value per share of the shares as to which he seeks relief, the shareholder or the corporation, which in case of a merger or consolidation may be the surviving or the new corporation, within three months after the service of the demand by the shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation which issued such shares is located, or was located at the time when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within the period of three months, may join as plaintiffs, or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such complaint is required. Upon the filing of the complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint, and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share, and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding, and final orders in it may be vacated, modified, or reversed on appeal pursuant to the rules of appellate procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares as agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which such payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to that on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event shall the fair cash value of it exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if:

          (1) Such shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (2) The corporation abandons, or is finally enjoined or prevented from carrying out, or the shareholders rescind their adoption, of the action involved;

          (3) The shareholder withdraws his demand, with the consent of the corporation by its directors;

          (4) The corporation and the dissenting shareholder shall not have come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation shall have filed or joined in the complaint under division (B) of this section within the period provided.

     (E) From the time of giving the demand, until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class, or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated otherwise than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                              PHONETEL TECHNOLOGIES, INC.
                               650 Statler Office Tower
                                  1127 Euclid Avenue,
                                 Cleveland, Ohio 44115

                                    REVOCABLE PROXY

          The undersigned hereby appoints Peter Graf and Tammy L. Martin, or either of them, as Proxies, each with the power of substitution and resubstitution and hereby authorizes them to represent and to vote, as designated below, all shares of common stock par value $.01 of PhoneTel Technologies, Inc. held of record on May 24, 1996 by the undersigned, at the Annual Meeting of Shareholders to be held on June 27, 1996 or any adjournment thereof.

       1. ELECTION OF BOARD OF DIRECTORS

             [ ] FOR ALL NOMINEES LISTED BELOW                   [ ] WITHHOLD AUTHORITY
               (except as marked to the contrary below)            to vote for all nominees listed below

  (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

          Peter Graf, Steven Richman, George H. Henry, Joseph Abrams, Stuart
                       Hollander, Nickey B. Maxey, Aron Katzman

       -------------------------------------------------------------------------

       2. AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE NUMBER OF
          AUTHORIZED SHARES

             [ ] FOR ADOPTION OF PROPOSED AMENDMENT TO THE       [ ]  WITHHOLD AUTHORITY TO VOTE FOR ADOPTION OF
                 ARTICLES OF INCORPORATION TO INCREASE NUMBER         PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION TO
                 OF AUTHORIZED SHARES                                 INCREASE NUMBER OF AUTHORIZED SHARES

       3. AMENDMENT TO THE CODE OF REGULATIONS

             [ ] FOR ADOPTION OF PROPOSED AMENDMENT TO THE       [ ]  WITHHOLD AUTHORITY TO VOTE FOR ADOPTION OF
                 CODE OF REGULATIONS INCREASING THE MAXIMUM           PROPOSED AMENDMENT TO THE CODE OF REGULATIONS
                 SIZE OF THE BOARD                                    INCREASING THE MAXIMUM SIZE OF THE BOARD

       4. GRANT OF CONVERSION RIGHTS TO THE COMPANY'S 10% NON-VOTING PREFERRED
          STOCK

             [ ] FOR ADOPTION OF CONVERSION RIGHTS               [ ]  WITHHOLD AUTHORITY TO VOTE FOR ADOPTION
                                                                      OF CONVERSION RIGHTS

           (Continued, and to be dated and signed, on the other side)

                        (Continued from the other side)

       5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
       HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS
       PROXY WILL BE VOTED FOR ALL PROPOSALS. IF ANY OTHER MATTERS ARE PROPERLY
       PRESENTED AT THE MEETING FOR ACTION TO BE TAKEN THEREUNDER, THIS PROXY
       WILL BE VOTED ON SUCH MATTERS BY THE PERSONS NAMED AS PROXIES HEREIN IN
       ACCORDANCE WITH THEIR BEST JUDGMENT.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE
       ENCLOSED ENVELOPE.

                                                   Dated:                 , 1996
                                                         ----------------

                                                   -----------------------------
                                                             Signature

                                                   -----------------------------
                                                     Signature if Held Jointly

                                                   (Important: Please sign name
                                                   as appears hereon indicating,
                                                   where proper, official
                                                   position or representative
                                                   capacity, in case of joint
                                                   holders, both should sign.)

                                                   [ ] Yes, I plan to attend the
                                                       meeting.

                                                   [ ] No, I do not plan to
                                                       attend the meeting.

                                                      THIS PROXY IS SOLICITED
                                                           ON BEHALF OF
                                                      THE BOARD OF DIRECTORS


                              PHONETEL TECHNOLOGIES, INC.
                               650 Statler Office Tower
                                  1127 Euclid Avenue,
                                 Cleveland, Ohio 44115

                                    REVOCABLE PROXY

           The undersigned hereby appoints Peter Graf and Tammy L. Martin, or either of them, as Proxies, each with the power of substitution and resubstitution and hereby authorizes them to represent and to vote, as designated below, all shares of non-voting 10% Preferred Stock, without par value, $10 stated value of PhoneTel Technologies, Inc. held of record on May 24, 1996 by the undersigned, at the Annual Meeting of Shareholders to be held on June 27, 1996 or any adjournment thereof.

       1. GRANT OF CONVERSION RIGHTS TO THE COMPANY'S 10% NON-VOTING PREFERRED STOCK

            [ ] FOR ADOPTION OF CONVERSION RIGHTS                      [ ] WITHHOLD AUTHORITY TO VOTE FOR ADOPTION OF
                                                                           CONVERSION RIGHTS

       2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

              (Continued, and to be dated and signed, on the other side)

                            (Continued from the other side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IF ANY OTHER MATTERS ARE PROPERLY PRESENTED AT THE MEETING FOR ACTION TO BE TAKEN THEREUNDER, THIS PROXY WILL BE VOTED ON SUCH MATTERS BY THE PERSONS NAMED AS PROXIES HEREIN IN ACCORDANCE WITH THEIR BEST JUDGMENT.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                   Dated:                , 1996
                                                          ---------------

                                                   -----------------------------
                                                             Signature

                                                   -----------------------------
                                                     Signature if Held Jointly

                                                   (Important: Please sign name
                                                   as appears hereon indicating,
                                                   where proper, official
                                                   position or representative
                                                   capacity, in case of joint
                                                   holders, both should sign.)

                                                   [ ] Yes, I plan to attend the
                                                       meeting.

                                                   [ ] No, I do not plan to
                                                       attend the meeting.

                                                      THIS PROXY IS SOLICITED
                                                           ON BEHALF OF
                                                      THE BOARD OF DIRECTORS